Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Jonathan Doorley/Emily Deissler
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

MIAMI, FL, February 26, 2013 - Vector Group Ltd. (NYSE: VGR) today announced financial results for the fourth quarter and year ended December 31, 2012.
For the year ended December 31, 2012, revenues were $1.085 billion, compared to $1.133 billion for 2011. The decline in revenues in 2012 was primarily due to decreased unit sales of approximately 8.1% in 2012 compared to 2011, which was partially offset by higher pricing. The Company recorded operating income of $154.9 million for 2012, compared to operating income of $143.3 million for 2011. Net income for 2012 was $30.6 million, or $0.35 per diluted common share, compared to net income of $75.0 million, or $0.89 per diluted common share, for 2011. The results for 2012 included pre-tax losses from changes in the fair value of derivatives embedded within convertible debt of $7.5 million and the acceleration of interest expense of $15.0 million related to the conversion of the Company's convertible debt. Adjusting for these items, net income for the year ended December 31, 2012 was $43.4 million or $0.50 per diluted common share. The results for 2011 included pre-tax gains from liquidation of long-term investments of $25.8 million, changes in the fair value of derivatives embedded within convertible debt of $8.0 million and the sales of townhomes of $3.8 million offset by an acceleration of interest expense of $1.2 million. Adjusting for these items, net income for the year ended December 31, 2011 was $53.3 million or $0.63 per diluted common share. Adjusted EBITDA (as described below and in Table 2 attached hereto) was $171.1 million for the year ended December 31, 2012 as compared to $157.1 million for the year ended December 31, 2011. The increase in Adjusted EBITDA for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was primarily attributable to higher margins in the tobacco segment.

Fourth quarter 2012 revenues were $277.6 million, compared to fourth quarter 2011 revenues of $292.8 million. The decline in revenues in 2012 was primarily due to decreased unit sales of approximately 8.6% in 2012 compared to 2011, which was partially offset by higher pricing. The Company recorded operating income of $37.4 million in the 2012 fourth quarter, compared to operating income of $36.0 million in the fourth quarter of 2011. Net income for the 2012 fourth quarter was $16.5 million, or $0.14 per diluted common share, compared to net income of $7.8 million, or $0.09 per diluted common share, in the 2011 fourth quarter. The results for the three months ended December 31, 2012 included a pre-tax gain related to changes in the fair value of derivatives embedded within convertible debt of $13.5 million. Adjusting for this item, net income for the three months ended December 31, 2012 was $7.8 million or $0.09 per diluted common share. The results for the three months ended December 31, 2011 included pre-tax charges from changes in the fair value of derivatives embedded within convertible debt of $5.3 million. Adjusting for this item, the Company's net income for the 2011 fourth quarter would have been $11.1 million, or $0.13 per diluted common share. Adjusted EBITDA was $43.2 million for fourth quarter 2012 as compared to $39.5 million for fourth quarter 2011. The increase in Adjusted EBITDA for the three months December 31, 2012 as compared to the three months ended December 31, 2011 was primarily attributable to higher margins in the tobacco segment.

    For the three months and year ended December 31, 2012, the Company's tobacco business had revenues of $277.6 million and $1.085 billion, respectively, compared to $292.8 million and $1.133 billion for the three months and full year ended December 31, 2011, respectively. Operating income for the Company's tobacco business was $45.8 million and $176.0 million for the three and twelve months ended December 31, 2012, compared to $43.1 million and $164.6 million for the three and twelve months ended December 31, 2011, respectively.

Adjusted EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles (“GAAP”). The Company believes that Adjusted EBITDA is an important measure that supplements discussions and analysis of its results of operations and enhances an understanding of its operating performance. The Company believes Adjusted EBITDA provides investors and analysts with a useful measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Management uses Adjusted EBITDA as a measure to review and assess operating performance of the Company's business and management and investors should review both the overall performance (GAAP net income) and the operating performance (Adjusted EBITDA) of the Company's business. While management considers Adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating income, net income and cash flows from operations. In addition, Adjusted EBITDA is susceptible to varying calculations and the Company's measurement of Adjusted EBITDA may not be comparable to those of other companies. Attached hereto as Table 2 is information relating to the Company's Adjusted EBITDA for the years ended December 31, 2012, and 2011 and the three months ended December 31, 2012 and 2011, including a reconciliation of net income to Adjusted EBITDA for such periods.

Conference Call to Discuss Fourth Quarter and Full Year 2012 Results
As previously announced, the Company will host a conference call and webcast on Wednesday, February 27, 2013 at 10:00 A.M. (ET) to discuss fourth quarter and full year 2012 results. Investors can access the call by dialing 800-859-8150 and entering 68635999 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time before the webcast begins to register.
A replay of the call will be available shortly after the call ends on February 27, 2013 through March 13, 2013. To access the replay, dial 877-656-8905 and enter 68635999 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.
Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company's website, www.VectorGroupLtd.com.

[Financial Tables Follow]
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TABLE 1
VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)
Revenues*	$277,563	$292,827	$1,084,546	$1,133,380

Expenses:
Cost of goods sold*	207,770	228,770	823,452	892,883
Operating, selling, administrative and general expenses	32,427	28,034	106,161	97,176
Operating income	37,366	36,023	154,933	143,321

Other income (expenses):
Interest expense	(31,435)	(25,275)	(110,102)	(100,706)
Change in fair value of derivatives embedded within convertible debt	13,544	(5,264)	(7,476)	7,984
Acceleration of interest expense related to debt conversion	—	—	(14,960)	(1,217)
Equity income from non-consolidated real estate businesses	8,795	2,369	29,764	19,966
Equity (loss) income on long-term investments	(56)	231	(1,261)	(859)
Gain on sale of investment securities available for sale	—	2,699	1,640	23,257
Gain on liquidation of long-term investments	—	—	—	25,832
Gain on sales of townhomes	—	121	—	3,843
Other, net	323	1,385	1,179	1,736

Income before provision for income taxes	28,537	12,289	53,717	123,157
Income tax expense	12,052	4,492	23,095	48,137

Net income	$16,485	$7,797	$30,622	$75,020

Per basic common share:

Net income applicable to common shares	$0.19	$0.09	$0.35	$0.89

Per diluted common share:

Net income applicable to common shares	$0.14	$0.09	$0.35	$0.89

Cash distributions and dividends declared per share	$0.40	$0.38	$1.54	$1.47

* Revenues and Cost of goods sold include excise taxes of $128,746, $140,924, $508,027 and $552,965, respectively.

TABLE 2
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)
Net income	$16,485	$7,797	$30,622	$75,020
Interest expense	31,435	25,275	110,102	100,706
Income tax provision	12,052	4,492	23,095	48,137
Depreciation and amortization	2,660	2,676	10,608	10,607
EBITDA	$62,632	$40,240	$174,427	$234,470
Change in fair value of derivatives embedded within convertible debt (a)	(13,544)	5,264	7,476	(7,984)
Gain on liquidation of long-term investments (b)	—	—	—	(25,832)
Equity income (loss) on long-term investments (c)	56	(231)	1,261	859
Gain on sale of investment securities available for sale	—	(2,699)	(1,640)	(23,257)
Equity income from non-consolidated real estate businesses (d)	(8,795)	(2,369)	(29,764)	(19,966)
Gain on sales of townhomes	—	(121)	—	(3,843)
Acceleration of interest expense related to debt conversion	—	—	14,960	1,217
Stock-based compensation expense (e)	3,129	806	5,563	3,183
Other, net	(323)	(1,428)	(1,179)	(1,779)
Adjusted EBITDA	$43,155	$39,462	$171,104	$157,068

a.	Represents income or losses realized as a result of changes in the fair value of the derivatives embedded in our convertible debt.

b.	Represents gains recognized in connection with the liquidation of two of our long-term investments.

c.	Represents income or losses recognized on long-term investments that we account for under the equity method.

d.	Represents equity income realized from our investment in certain real estate businesses that are not consolidated in our financial results.

e.	Represents amortization of certain stock-based compensation.